Exhibit 4.4

EXECUTION COPY

FIFTH SUPPLEMENTAL INDENTURE

dated as of August 7, 2007

by and between

CINACALCET ROYALTY SUB LLC,

a Delaware limited liability company,

as issuer of the Notes,

and

U.S. BANK NATIONAL ASSOCIATION,

as initial trustee of the Notes

(Fifth Supplemental Indenture to the Indenture, dated as of December 22, 2004,

between Cinacalcet Royalty Sub LLC and U.S. Bank National Association, as previously amended by the

Supplemental Indenture, dated as of February 5, 2005, the Second Supplemental Indenture, dated as of

October 20, 2006, the Third Supplemental Indenture, dated as of July 9, 2007, and the

Fourth Supplemental Indenture, dated as of August 1, 2007)

Exhibits

Exhibit A	-	Form of Class B Note
Exhibit H	-	Form of Class B Note Distribution Report
Exhibit N	-	Form of Confidentiality Agreement

Appendix

Appendix A	-	Base Case Amortization Schedule

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE, dated as of August 7, 2007 (this “Supplemental Indenture”), by and between CINACALCET ROYALTY SUB LLC, a Delaware limited liability company, as issuer of the Notes (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as initial trustee of the Notes (the “Trustee”), supplemental to the Indenture, dated as of December 22, 2004 (the “Original Indenture”), as previously amended by the Supplemental Indenture, dated as of February 5, 2005, the Second Supplemental Indenture, dated as of October 20, 2006, the Third Supplemental Indenture, dated as of July 9, 2007, and the Fourth Supplemental Indenture, dated as of August 1, 2007 (collectively, the “Indenture”), made and entered into by and between the Issuer and the Trustee.

RECITALS OF ISSUER

A. The Issuer and the Trustee are parties to the Original Indenture, providing for, among other things, the issuance of the Issuer’s Class B Notes (as defined below) pursuant to Section 2.16 thereof.

B. The Issuer proposes to issue its Secured 15.5% Class B Notes due 2017 in an initial outstanding principal amount of $100,000,000 (the “Original Class B Notes”) on the terms set forth herein and in the form of Note attached hereto as Exhibit A.

C. While the Class A Notes are outstanding, interest on the Class B Notes shall be paid by the issuance of additional Class B Notes pursuant to Section 2.02 hereof (such additional Class B Notes so paid, the “PIK Notes” and, together with the Original Class B Notes, the “Class B Notes”).

D. The Class B Notes include an amendment to the LLC Operating Agreement to take effect upon the Class A Note Payoff Date.

E. The Issuer has prepared and distributed a private placement memorandum dated July 31, 2007 in respect of the offer of the Class B Notes (the “Class B Note Private Placement Memorandum”).

F. The Issuer has directed the Trustee to execute and deliver this Supplemental Indenture in accordance with the terms of the Indenture.

NOW, THEREFORE, IT IS HEREBY COVENANTED AND AGREED by and between the parties hereto as follows:

ARTICLE I

RULES OF CONSTRUCTION AND DEFINED TERMS

Section 1.01 Rules of Construction and Defined Terms. Unless this Supplemental Indenture provides to the contrary, the rules of construction set forth in Section 1.02 of the Original Indenture shall apply to this Supplemental Indenture and are hereby incorporated by reference into this Supplemental Indenture as if set forth fully herein. Unless this Supplemental Indenture provides to the contrary, capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in Section 1.01 of the Original Indenture, which is hereby incorporated by reference into this Supplemental Indenture as if set forth fully herein. Not all terms defined in Section 1.01 of the Original Indenture are used in this Supplemental Indenture, and certain terms defined in Section 1.01 of the Original Indenture are superseded by the provisions of this Supplemental Indenture.

Section 1.02 Certain Defined Terms. The following capitalized terms used in this Supplemental Indenture have the respective meanings set forth in the Sections of this Supplemental Indenture set forth below:

Term	Section
Applicable Treasury Rate	Section 2.01(h)(ii)
Asset Disposition Redemption	Section 2.01(h)(i)
Average Life Date	Section 2.01(h)(iii)
Class A Note Payoff Date	Recitals
Class B Note Distribution Report	Section 2.04
Class B Note Private Placement Memorandum	Recitals
Class B Note Shortfall	Section 2.06(a)
Class B Notes	Recitals
Indenture	Recitals
Issuer	Recitals
Optional Redemption	Section 2.01(h)
Original Class B Notes	Recitals
Original Indenture	Recitals
PIK Notes	Recitals
Redemption Price	Section 2.01(h)(i)
Remaining Weighted Average Life	Section 2.01(h)(iv)
Supplemental Indenture	Preamble
Trustee	Recitals

Section 1.03 References to Class B Notes. References to the Class B Notes in the Original Indenture and in this Supplemental Indenture shall be to the Original Class B Notes and the PIK Notes, considered together as one class under the Indenture.

Section 1.04 References to Certain Sections. References in this Supplemental Indenture to sections in the Original Indenture shall be references to such sections as in effect (taking into account any amendments thereto) as of the date hereof.

ARTICLE II

CLASS B NOTES

Section 2.01 Amount, Form and Other Terms of Class B Notes.

(a) There shall be issued, authenticated and delivered (i) on the date hereof, in accordance with the second and third sentences of Section 2.01(b) of the Original Indenture, the initial Outstanding Principal Balance of the Original Class B Notes substantially in the form set forth in Exhibit A to this Supplemental Indenture and (ii) on the date of issuance of any PIK Notes, the aggregate principal amount of such PIK Notes issued in accordance with Section 2.02 hereof, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture (including with respect to any increase in the Outstanding Principal Balance of the Class B Notes as a result of PIK Notes being issued in accordance with Section 2.02 hereof), and with such letters, numbers or other marks of identification and such legends or endorsements typewritten, printed, lithographed or engraved thereon, as may, consistently herewith and therewith, be prescribed by the Trustee. The Outstanding Principal Balance of the Class B Notes (excluding therefrom the amount of Refinancing Notes issued to pay the Redemption Premium, if any, and Refinancing Expenses) shall be limited to the initial Outstanding Principal Balance of $100,000,000 plus any PIK Notes issued in respect thereof in accordance with Section 2.02 hereof.

(b) The interest rate applicable to the Class B Notes is 15.5% per annum, subject to increase as provided in the form of the Class B Note attached hereto as Exhibit A. Interest shall accrue on the Class B Notes from the date of issuance of such Class B Notes; provided that, with respect to any PIK Notes, interest shall accrue from the Payment Date on which such PIK Notes were or were to be issued in accordance with Section 2.02 hereof (and the Interest Accrual Period in respect of such PIK Notes shall be measured from such Payment Date). Interest on the Class B Notes shall be computed for each Interest Accrual Period on the basis of a 360-day year consisting of twelve 30-day months on the Outstanding Principal Balance of such Class B Notes. If any interest payment is not made when due on a Payment Date, the unpaid portion of such interest payment will accrue interest at the rate then applicable to the Class B Notes, compounded quarterly, until paid in full, to the extent permitted by applicable law.

(c) The Final Maturity Date of the Class B Notes is March 30, 2017.

(d) The Class B Notes shall not have the benefit of any reserve account.

(e) The Original Class B Notes shall be issued in minimum denominations of $250,000 or integral multiples of $1.00 in excess thereof. Any PIK Notes shall be issued in minimum denominations of $1.00 or integral multiples of $1.00 in excess thereof.

(f) The Class B Notes are issuable initially in temporary or permanent global form, and shall be issued in the form specified in the written order of the Issuer contemplated by Section 2.01(b) of the Original Indenture in connection with the issuance of the Class B Notes, and the beneficial owners of interests in any permanent global Class B Note may exchange such interests for Class B Notes of like tenor and of any authorized form and denomination in the manner provided in Section 2.07 of the Original Indenture. The initial depository for the Class B Notes shall be DTC or the Trustee as a custodian on behalf of DTC.

(g) The Base Case Amortization Schedule for the Class B Notes as of the date hereof is set forth in Appendix A to this Supplemental Indenture and shall be considered the Base Case Amortization Schedule in respect of the Class B Notes for purposes of the Indenture.

(h) Subject to the provisions of Section 3.10 of the Original Indenture, on any Payment Date, the Issuer may elect to redeem the Class B Notes, (i) in whole but not in part, out of the proceeds of the Refinancing Notes not used to redeem any other class of Notes or (ii) in whole or in part, out of amounts available in the Redemption Account, if any, including capital contributions from NPS (or any owner of a beneficial interest in the Issuer) for such purpose or, after the Class A Note Payoff Date, the proceeds of any Class C Notes (as defined in the Indenture), in each case, upon payment of the Redemption Price (any such redemption, an “Optional Redemption”), together with accrued and unpaid interest through the Redemption Date. In conjunction with any Optional Redemption in whole after the Class A Note Payoff Date, the Issuer may elect to use Collections in addition to the proceeds or amounts specified in the preceding sentence to redeem the Class B Notes. The Issuer shall give written notice of any Optional Redemption to the Trustee not later than seven (7) Business Days prior to the date on which notice is to be given to Noteholders in accordance with Section 3.10(a) of the Original Indenture. Such written notice to the Trustee shall include a copy of the Board Resolution authorizing such Optional Redemption and shall set forth the relevant information regarding such Optional Redemption, including the information to be included in the notice given to each Holder pursuant to Section 3.10(a) of the Original Indenture. The information set forth in such written notice to the Trustee shall include the Redemption Price as calculated by the Issuer or the Servicer (on behalf of the Issuer) in accordance with the provisions of clauses (i) through (iv) of this Section 2.01(h). The delivery of such written notice to the Trustee shall constitute authorization for Trustee to deliver such notice to the Holders, subject to the satisfaction of the conditions set forth in Section 3.10 of the Original Indenture. For purposes of an Optional Redemption of the Class B Notes:

(i) “Redemption Price” means, in respect of such Optional Redemption, (A) only if such Optional Redemption is to be effected solely with the proceeds from one or more dispositions of assets of NPS that are not related to the Royalty Rights, the Licensed Technology or the equity interests in the Issuer and that are deposited from time to time by NPS as a capital contribution for transfer into the Redemption Account established for such purpose (each such redemption, an “Asset Disposition Redemption”), 103% of the Outstanding Principal Balance of the Class B Notes being redeemed plus the accrued and unpaid interest to the Redemption Date on such Class B Notes; provided, that such Redemption Price shall only apply to the first $25,000,000 in aggregate principal amount of Class B Notes redeemed pursuant to one or more Assets Disposition Redemptions and shall only apply to redemptions on a Payment Date prior to September 30, 2011; (B) on any Payment Date prior to September 30, 2009 (to the extent such redemption is not an Asset Disposition Redemption), the greater of (x) the Outstanding Principal Balance of the Class B Notes being redeemed and (y) the present value, discounted at the Applicable Treasury Rate plus 1.00%, of the remaining principal payment amounts and interest at the applicable rate on the Outstanding Principal Balance of the Class B Notes being redeemed (assuming the principal payments are achieved at the times and in the amounts set forth in the Base Case Amortization Schedule; provided that, if the Issuer has previously effected one or more redemptions, the Servicer shall provide the Trustee a modified Base Case Amortization Schedule (not for review but solely to be made available to Holders upon their written request therefor) that takes into account, as of the applicable Redemption Date, the actual remaining principal payments and estimated future Royalty Payments under the base case as set forth in the Independent Consultant’s Report included in the Class B Note Private Placement Memorandum) plus, in each case, the accrued and unpaid interest to the Redemption Date on the Class B Notes that are being redeemed or (C) on any Payment Date on or after September 30, 2009 (to the extent such redemption is not an Asset Disposition Redemption), an amount equal to the product of (x) the applicable Class B Note Redemption Percentage as set forth below and (y) the Outstanding Principal Balance of the Class B Notes that are being redeemed on such Payment Date, plus the accrued and unpaid interest to the Redemption Date on the Class B Notes that are being redeemed:

Payment Dates Between Indicated Payment Dates	Class B Note Redemption Percentage
From September 30, 2009 to and including June 30, 2010	107.750%
From September 30, 2010 to and including June 30, 2011	103.875%
From September 30, 2011 and thereafter	100.000%

(ii) “Applicable Treasury Rate” for any Redemption Date means the interest rate (expressed as a semiannual decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined on the fourth Business Day prior to such Redemption Date to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life Date of the Class B Notes as of such Redemption Date and trading in the public securities markets either (a) as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities trading in the public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of the Class B Notes and (ii) the other maturing as close as possible to, but later than, the

Average Life Date of the Class B Notes, in each case as published in the most recent H.15 (519) (or any successor publication) or (b) if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of the Class B Notes is reported in the most recent H.15 (519) (or any successor publication), such weekly average yield to maturity as published in such H.15 (519) (or such successor publication);

(iii) “Average Life Date” of the Class B Notes means the date that follows the applicable Redemption Date by a period equal to the Remaining Weighted Average Life of the Class B Notes; and

(iv) “Remaining Weighted Average Life” means, with respect to the Class B Notes on any Redemption Date, (a) the product of (i) each principal payment amount on the Class B Notes payable on each subsequent Payment Date (assuming the principal payments are achieved at the times and in the amounts set forth in the Base Case Amortization Schedule; provided that, if the Issuer has previously effected one or more redemptions, the Servicer shall provide the Trustee a modified Base Case Amortization Schedule that takes into account, as of the applicable Redemption Date, the actual remaining principal payments and estimated future Royalty Payments under the base case as set forth in the Independent Consultant’s Report included in the Class B Note Private Placement Memorandum) and (ii) the number of days remaining from the applicable Redemption Date until such subsequent Payment Date divided by (b) the Outstanding Principal Balance of the Class B Notes on such Redemption Date.

Section 2.02 Issuance of PIK Notes. Upon satisfaction of the conditions described in this Section 2.02, the Issuer may issue PIK Notes without the consent of any Noteholder, in which case the aggregate principal amount of the Class B Notes would be increased in the amount of such PIK Notes. If a Class B Note Shortfall exists on any Payment Date between and including September 30, 2007 and the Class A Note Payoff Date, as determined pursuant to Section 2.06 hereof, such Class B Note Shortfall shall be payable through the issuance of PIK Notes in a principal amount equal to such Class B Note Shortfall. Payments of interest on the Class B Notes in the form of PIK Notes pursuant to this Section 2.02 shall be made by the Trustee by increasing the aggregate principal amount of the Class B Notes in the amount of the Class B Note Shortfall (calculated in accordance with Section 2.06 hereof) on the applicable Payment Date by (a) as to any Global Note representing Class B Notes, noting the portion of such increase applicable to such Global Note on the schedule attached to such Global Note and through the book-entry procedures of DTC and (y) as to any Definitive Note representing Class B Notes, authenticating an additional Note supplied by the Issuer (duly authorized and executed in the form attached hereto as Exhibit A) in the portion of such increase applicable to such Definitive Note and delivering such Note to the Noteholder for such Definitive Note as of the applicable Record Date at its address appearing on the Register maintained with respect to the Class B Notes. The Trustee shall only increase the aggregate principal amount of the Class B Notes as provided in the preceding sentence if the Trustee shall have received an Officer’s Certificate of the Issuer (or the Servicer on behalf of the Issuer) authorizing the issuance of such PIK Notes in an amount equal to the Class B Note Shortfall. Any PIK Note shall be designated generally as a Note for all purposes under the Indenture. Any PIK Note issued pursuant to this Section 2.02 shall be part of the same class, and shall have the same terms and rights, as the Class B Notes, except that interest on such PIK Note shall begin to accrue from the Payment Date on which such PIK Note was to be issued rather than the date of issuance of the Original Class B Notes. To the extent that the principal amount of any PIK Notes to be issued would not be in an integral multiple of $1.00, the principal amount of such PIK Notes shall be increased to the next highest integral multiple of $1.00 if the excess over the closest integral multiple of $1.00 is $0.50 or more, but any such excess of less than $0.50 shall be extinguished. PIK Notes shall be issued only after all funds in the Collection Account are distributed on the applicable Payment Date.

Section 2.03 Form of Resale Confidentiality Agreement. Solely for purposes of the Class B Notes, Exhibit N to the Indenture is hereby replaced by Exhibit N-1 and Exhibit N-2 to this Supplemental Indenture, each of which shall be considered a “Confidentiality Agreement” in respect of the Class B Notes for purposes of the Indenture.

Section 2.04 Coverage of Class B Note Distribution Report. Solely for purposes of the Class B Notes, Exhibit H to the Indenture is hereby replaced by Exhibit H to this Supplemental Indenture, it being understood that a single distribution report may be prepared and delivered to each Noteholder of the Class A Notes and the Class B Notes if such distribution report includes the same coverage as set forth in such Exhibit H and the original Exhibit H.

Section 2.05 Statements to Noteholders. (a) On each Payment Date and any other date for distribution of any payments with respect to the Class B Notes then Outstanding, the Trustee shall deliver a report, substantially in the form attached as Exhibit H hereto and prepared by the Servicer, giving effect to such payments (each, a “Class B Note Distribution Report”), to each Agent Member, Beneficial Holder and Noteholder with respect to the Class B Notes included on the list provided by the Servicer to the Trustee pursuant to Section 2.10(f) of the Indenture, provided that the Servicer shall have advised the Trustee in writing not later than the last Business Day preceding such Payment Date that Amgen has filed its applicable periodic report with the SEC relating to the calendar quarter immediately preceding such Payment Date. If the Trustee does not receive the written notice referred to in the proviso in the preceding sentence by the close of business on such last Business Day preceding a Payment Date, the Trustee shall not distribute the Class B Note Distribution Report to the Agent Members, Beneficial Holders and the Noteholders with respect to the Class B Notes included on the list provided by the Servicer to the Trustee pursuant to Section 2.10(f) of the Indenture on such Payment Date, and the Trustee shall not distribute such Class B Note Distribution Report until promptly after the Servicer advises the Trustee in writing that Amgen has filed such report. The Trustee shall deliver a copy of each Class B Note Distribution Report to each Agent Member, Beneficial Holder and Noteholder with respect to the Class B Notes included on the list provided by the Servicer to the Trustee pursuant to Section 2.10(f) of the Indenture and to the Issuer and NPS and to no other Person. The Trustee shall not distribute the Class B Note Distribution Report to DTC, and each other Noteholder, Agent Member and Beneficial Holder with respect to the Class B Notes shall be entitled to receive the Class B Note Distribution Report only if such Noteholder, Agent Member or Beneficial Holder has executed and delivered the appropriate Confidentiality Agreement to the Issuer.

(b) Each Class B Note Distribution Report provided by the Trustee to each Agent Member, Beneficial Holder and Noteholder with respect to the Class B Notes for each Payment Date, commencing September 30, 2007, shall be accompanied by (i) a statement prepared by the Trustee setting forth an analysis of the Collection Account activity for the Interest Accrual Period ending on the related Reference Date, (ii) such information, if any, regarding the License Agreement and the Licensed Technology as NPS shall have provided to the Servicer on behalf of the Trustee pursuant to Section 6.4 of the Purchase and Sale Agreement during the Interest Accrual Period then ended, (iii) the information included in all reports that the Issuer shall have provided to the Servicer on behalf of the Trustee pursuant to Section 5.03 of the Indenture during the Interest Accrual Period then ended, and (iv) a comparison, prepared by the Servicer, of the actual cumulative amortization of the Class B Notes through such Payment Date against the Base Case Amortization Schedule with respect to the Class B Notes through such Payment Date. Notwithstanding anything contained in the Indenture, the Purchase and Sale Agreement or any other document in respect of the Class B Notes, including this Section 2.05, unless Amgen otherwise consents, any reports or other information provided by the Servicer or the Issuer to the Trustee for the benefit of the Agent Members, Beneficial Holders or Noteholders in respect of the Class B Notes shall not contain Confidential Information relating to Amgen, and no Confidential Information of Amgen will be permitted to be delivered to Noteholders or Beneficial Holders of Class B Notes. The Trustee may conclusively rely on the reports or other information provided by the Servicer or the Issuer for distribution to each Agent Member, Beneficial Holder and Noteholder with respect to the Class B Notes without independent investigation to determine whether such reports contain Confidential Information relating to Amgen. As soon as practicable after the issuance of the Class B Notes, the Issuer shall use its commercially reasonable efforts to obtain the necessary consent from Amgen to permit the delivery of Amgen Confidential Information to Agent Members, Beneficial Holders or Noteholders in respect of the Class B Notes on the same basis as Beneficial Holders and Noteholders of the Class A Notes; provided, however, that the failure to obtain such a consent shall not constitute an Event of Default.

Section 2.06 Calculation of Class B Note Shortfalls. (a) In addition to the other calculations required to be made by the Trustee or the Calculation Agent pursuant to Section 3.05 of the Original Indenture, not later than 12:00 noon (New York, New York time) on the second Business Day prior to each Payment Date, the Trustee shall perform the calculations necessary to determine the following:

(i) the shortfall, if any, of the Available Collections Amount for such Payment Date in respect of the Interest Amount due to the Holders of the Class B Notes pursuant to clause (vi) of Section 3.07(a) of the Indenture (a “Class B Note Shortfall”), taking into account the payment of all Prior Ranking Amounts payable on such Payment Date;

(ii) with respect to each Class B Note Shortfall in respect of any Payment Date (other than any Redemption Date) between and including September 30, 2007 and the Class A Note Payoff Date, the amount of any PIK Notes to be issued pursuant to Section 2.02 hereof, which will equal the amount of such Class B Note Shortfall; and

(iii) with respect to each Class B Note Shortfall in respect of any Payment Date after the Class A Note Payoff Date, the amount to be withdrawn from the Capital Account, if any, determined as provided in Section 2.06(b) hereof.

(b) If there is a Class B Note Shortfall in respect of any Payment Date after the Class A Note Payoff Date, as determined by Section 2.06(a)(i) hereof, and there is a positive balance in the Capital Account on the relevant Calculation Date immediately preceding such Payment Date, then on such Payment Date, the Trustee shall withdraw from the Capital Account an amount equal to the lesser of the Class B Note Shortfall and the balance in the Capital Account and distribute such amount to the Noteholders of the Class B Notes in payment of the Interest Amount in respect of the Class B Notes for such Payment Date; provided, that, together with any such withdrawals made by the Trustee in respect of the Class A Notes, the Trustee shall make such a withdrawal from the Capital Account in respect of not more than six (6) Payment Dates in total prior to the Final Maturity Date of the Class B Notes and in respect of not more than any three consecutive Payment Dates. Any such withdrawal and distribution shall occur prior to the distribution of any amounts by the Trustee pursuant to the third sentence of Section 3.07(a) of the Original Indenture.

(c) In addition to the information required to be provided to the Servicer pursuant to Section 3.05(g) of the Original Indenture, the Trustee shall provide the information described in Section 2.06(a) hereof to the Servicer as and at the time required under Section 3.05(g) of the Original Indenture.

Section 2.07 Additional Events of Default. In addition to the Events of Default described in the Indenture, each of the following events or occurrences shall constitute an “Event of Default” under the Indenture with respect to any class of Notes, and each such Event of Default shall be deemed to exist and continue so long as, but only so long as, it shall not have been waived or remedied, as applicable:

(a) (i) failure to pay cash interest on the Class B Notes due on the Class A Note Payoff Date, but only to the extent of the Available Collections Amount available for interest payments or (ii) if the Available Collections Amount on any Payment Date occurring on or prior to the Class A Note Payoff Date is insufficient to pay all of the cash interest due on the Class B Notes on such Payment Date, failure to issue PIK Notes pursuant to Section 2.02 hereof on such Payment Date;

(b) failure to pay cash interest on the Class B Notes on any Payment Date (other than the Final Maturity Date, any Redemption Date or as set forth in clause (a) above) after the Class A Note Payoff Date in full by the next succeeding Payment Date, together with Additional Interest on any interest not paid on the Payment Date on which it was originally due;

(c) failure to pay in full on the Final Maturity Date or any Redemption Date all accrued and unpaid interest on the Class B Notes; and

(d) failure by the Issuer to comply with the covenant set forth in Section 7.4 of the Note Purchase Agreements dated August 7, 2007 among the Issuer, NPS and the initial purchasers of the Class B Notes ), if such failure continues for a period of 30 days or more after written notice thereof has been given to the Issuer by the Trustee, upon the written direction of Holders (not affiliated with the Issuer) of a majority of the aggregate Outstanding Principal Balance of the Notes);.

Section 2.08 Modification of Event of Default. Section 4.01(d) of the Original Indenture is modified by adding at the end thereof the following proviso: “provided that the failure to obtain the consent referred to in the last sentence of Section 2.05(b) of the Fifth Supplemental Indenture to this Indenture shall not constitute an Event of Default;”.

Section 2.09 Additional Covenants. The following covenants shall be added to the covenants in Section 5.02 of the Original Indenture:

(a) Notwithstanding Section 2.15(b) of the Original Indenture, on the date of any Refinancing, with respect to Refinancing Notes for any class of Notes other than the Class A Notes, the aggregate principal amount of any such class of Refinancing Notes shall not exceed the Redemption Price of the class of Notes being refinanced in whole thereby and any Redemption Premium plus Refinancing Expenses relating thereto.

(b) While the Class B Notes are outstanding, Refinancing Notes issued with respect to the Class A Notes shall have principal payment provisions consistent with the priority of payment provisions relating to the Class A Notes as of the date of issuance of the Class B Notes (including the definitions of Cash Sweep Payment Percentage, Cash Sweep Premium and Cash Sweep Principal Amount).

(c) After the Class A Note Payoff Date, the Issuer shall duly and punctually pay the principal, Premium, if any, and interest on the Class B Notes in accordance with the terms of this Indenture and the Class B Notes; provided, that the Issuer shall be in compliance with this covenant after the Class A Note Payoff Date if it pays in full by the next succeeding Payment Date any interest on the Class B Notes that became due and was not paid on any Payment Date (including Additional Interest thereon).

(d) At any time when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act or exempt from reporting pursuant to Rule 12g3-2(b) thereunder, upon the request of a holder of a Note, the Issuer shall promptly furnish to such holder or to a prospective purchaser of such Note designated by such holder, as the case may be, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (“Rule 144A Information”) in order to permit compliance by such holder with Rule 144A in connection with the resale of such Bond by such holder.

Section 2.10 Modification to Reports. After the Class A Note Payoff Date, the certificate to be furnished by the Issuer pursuant to Section 5.03(a) of the Original Indenture shall reflect any interest paid on the Class B Notes by the next succeeding Payment Date as contemplated by the proviso to Section 2.08 of this Supplemental Indenture in lieu of such interest paid on the Class A Notes.

Section 2.11 Payments on Date of Issuance of the Class B Notes. Pursuant to Section 3.03 of the Original Indenture, on the date of issuance of the Class B Notes, the Trustee shall, subject to the receipt of written direction from the Issuer (to which shall be attached this Supplemental Indenture, the Board Resolution related to the issuance of the Class B Notes and a flow of funds memo identifying and directing payment of Transaction Expenses) and upon receipt of the consideration for the sale by the Issuer of such Class B Notes, make the following payments from such consideration in the amounts so directed by the Issuer:

(a) to such Persons as shall be specified by the Issuer in the applicable flow of funds memo, such Transaction Expenses as shall be due and payable in connection with the issuance and sale of the Class B Notes; and

(b) to NPS, the remaining amount of such consideration.

ARTICLE III

AMENDMENT TO INDENTURE

Section 3.01 Newly Defined Term. (a) The Indenture is hereby amended by adding the following definition to Section 1.01 thereof:

“Available Revenues” means Collections but excludes amounts included in the definition of Collections pursuant to clause (vii) thereof to the extent such amounts consist of capital contributions made in accordance with Section 3.04 of the Indenture.

(b) The term “Collections” as used in Section 3.09(a) of Appendix A to the Fourth Supplemental Indenture dated as of August 1, 2007 between the Issuer and the Trustee is deleted and replaced with the term “Available Revenues”, such deletion and replacement to be effective upon the Class A Note Payoff Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties. The Issuer represents and warrants to the Trustee as of the date hereof as follows:

(a) Due Organization. The Issuer is a limited liability company created under the laws of Delaware, with full power and authority to conduct its business; and the Issuer is not in liquidation or bankruptcy and has not taken any of the actions described in Section 4.01(f) of the Indenture.

(b) Special Purpose Status. The Issuer has not engaged in any activities since its organization (other than those incidental to its organization and permitted by its organizational documents, the execution of the Related Documents (including the Indenture as supplemented by this Supplemental Indenture) to which it is a party and the activities referred to, in or contemplated by such agreements), and, except as permitted by the Indenture, the Issuer has not paid any dividends or made any similar distributions since its organization.

(c) Non-Contravention. The creation of the Class B Notes and the issuance, execution and delivery of, and the compliance by the Issuer with the terms of, the Class B Notes and each of the other Related Documents (including the Indenture as supplemented by this Supplemental Indenture) to which it is a party:

(i) do not as of the date hereof conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, the organizational documents of the Issuer or with any existing law, rule or regulation applying to or affecting the Issuer or any judgment, order or decree of any government, governmental body or court having jurisdiction over the Issuer; and

(ii) do not as of the date hereof violate, or constitute a default under, any deed, indenture, agreement or other instrument or obligation to which the Issuer is a party or by which it or any part of its assets, property or revenues are bound.

(d) Due Authorization. The creation, execution and issuance of the Notes, the execution and delivery by the Issuer of the Related Documents (including the Indenture as supplemented by this Supplemental Indenture) executed by it and the performance by it of its obligations hereunder and thereunder and the arrangements contemplated hereby and thereby to be performed by it have been duly authorized by it.

(e) Validity and Enforceability. The Related Documents (including the Indenture as supplemented by this Supplemental Indenture) to which it is a party (other than the Class B Notes) constitute, and the Class B Notes, when issued and authenticated, will constitute valid, legally binding and (subject to general equitable principles, and laws relating to insolvency, liquidation, reorganization and other laws of general application relating to creditors’ rights or claims or to laws of prescription or the concepts of materiality, reasonableness, good faith and fair dealing) enforceable obligations of the Issuer.

(f) No Defaults. On the date hereof, there exists no Event of Default nor any event which, had the Class B Notes already been issued, would constitute a Default or an Event of Default.

(g) No Encumbrances. On the date hereof, subject to the Security Interests created in favor of the Trustee and except for Permitted Encumbrances, there exists no Encumbrance over the assets of the Issuer which ranks prior to or pari passu with the obligation to make payments on the Class B Notes.

(h) No Consents. All consents, approvals, authorizations or other orders of all regulatory authorities required (excluding any required by the other parties to the Related Documents) for or in connection with the execution and performance of the Related Documents (including the Indenture as supplemented by this Supplemental Indenture) by the Issuer and the issuance and performance of the Class B Notes and the offering of the Class B Notes by the Issuer have been obtained and are in full force and effect and are not contingent upon fulfillment of any condition.

(i) No Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Issuer, threatened against, the Issuer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Indenture (including the Exhibits and Schedules attached hereto) and the Related Documents (including the Indenture as supplemented by this Supplemental Indenture) to which the Issuer is a party.

(j) Subsidiaries. The Issuer has no subsidiaries.

(k) Ownership. The Issuer is the beneficial owner of the Royalty Rights, free and clear of any Encumbrances other than Permitted Encumbrances.

(l) No Filings. Under the laws of Delaware and New York (including U.S. federal law) in force at the date hereof, it is not necessary or desirable that the Indenture or this Supplemental Indenture or any Related Document (other than evidences and perfection of the Security Interests) be filed, recorded or enrolled by the Issuer with any court or other governmental authority in any such jurisdictions or that any stamp, registration or similar tax be paid by the Issuer on or in relation to this Indenture (including the Indenture as supplemented by this Supplemental Indenture) or any of the other Related Documents (other than (i) the filing of the Indenture, this Supplemental Indenture and any of the other Related Documents with the Securities and Exchange Commission by NPS in order to comply with its obligations under federal securities laws and (ii) filings of Uniform Commercial Code financing statements and the various consents and agreements, if any, pursuant hereto).

(m) Other Representations. The representations and warranties made by the Issuer in any of the other Related Documents to which it is a party are true and accurate as of the date hereof.

ARTICLE V

MISCELLANEOUS

Section 5.01 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and shall be read and construed together with the Indenture, and every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 5.02 Severability. In the event that any provision of this Supplemental Indenture or the application thereof to any party hereto or to any circumstance or in any jurisdiction governing this Supplemental Indenture shall, to any extent, be invalid or unenforceable under any applicable statute, regulation or rule of law, then such provision shall be deemed inoperative to the extent that it is invalid or unenforceable and the remainder of this Supplemental Indenture, and the application of any such invalid or unenforceable provision to the parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable, shall not be affected thereby nor shall the same affect the validity or enforceability of this Supplemental Indenture.

Section 5.03 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Section 5.04 Counterparts. This Supplemental Indenture may be executed in one or more counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

Section 5.05 Table of Contents, Headings, Etc. The Table of Contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 5.06 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give any Person, other than the parties hereto, any Registrar and any Paying Agent, and their respective successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Indenture.

Section 5.07 Receipt by Trustee; Acceptance by Trustee. The Trustee has relied upon the Officer’s Certificate and an Opinion of Counsel that this Supplemental Indenture is authorized and permitted by, and complies with the applicable requirements of, the Indenture, in accordance with Section 9.04 of the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

CINACALCET ROYALTY SUB LLC, as Issuer

By:	/s/ Gerard J. Michel
Name:	Gerard J. Michel
Title:	Vice President & Treasurer

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

FIFTH SUPPLEMENTAL INDENTURE

EXHIBIT A

FORM OF CLASS B NOTE

[INSERT APPLICABLE LEGENDS]

CINACALCET ROYALTY SUB LLC

Secured 15.5% Class B Notes due 2017

No.	CUSIP:

$100,000,000

CINACALCET ROYALTY SUB LLC, a limited liability company organized under the laws of the State of Delaware (herein referred to as the “Issuer”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal amount set forth on Schedule I hereto on or before March 30, 2017 (the “Final Maturity Date”) and to pay interest quarterly in arrears on the Outstanding Principal Balance hereof at a rate per annum equal to 15.5% (the “Stated Interest Rate”), from the date hereof until the Outstanding Principal Balance hereof is paid or duly provided for, which interest shall be due and payable on each Payment Date; provided, however, that after the Class A Note Payoff Date, such interest shall be payable not later than the immediately succeeding Payment Date (together with Additional Interest on the amount of unpaid interest from the Payment Date on which it was due until the date on which it is paid, compounded quarterly on each Payment Date); provided, further, however, that, if a Class B Note Shortfall exists on any Payment Date between and including September 30, 2007 and the Class A Note Payoff Date, as determined pursuant to Section 2.06 of the Fifth Supplemental Indenture referred to below, such Class B Note Shortfall shall be payable through the issuance of PIK Notes in a principal amount equal to such Class B Note Shortfall pursuant to Section 2.02 of such Fifth Supplemental Indenture. If this Note is issued in the form of a Global Note, in accordance with the requirements of DTC, the Issuer will cause the Trustee to authenticate an additional Note or additional Notes in the appropriate principal amount such that neither this Note nor any other such Note may exceed an aggregate principal amount of U.S.$500,000,000 at any time. If a B&W Payment or Amgen Payment is made, whether by the Trustee pursuant to Section 3.08 of the Indenture referred to below or by Amgen as a payment or offset to discharge a liability of NPS to Amgen, the Stated Interest Rate shall be increased by 0.75% during the period beginning on the first day any such B&W Payment or an Amgen Payment is outstanding and ending on the date on which NPS has reimbursed the entire amount of such B&W Payment or Amgen Payment and all other B&W Payments and Amgen Payments together with the entire amount of the increase in the Stated Interest Rate imposed by this sentence. Interest on this Class B Note in each Interest Accrual Period shall be calculated on the basis of a 360-day year consisting of twelve 30-day months on the Outstanding Principal Balance of such Class B Notes.

This Class B Note is a duly authorized issue of Notes of the Issuer, designated as its “Secured 15.5% Class B Notes due 2017”, issued under the Indenture dated as of December 22, 2004, as amended by the Supplemental Indenture, dated as of February 5, 2005, the Second Supplemental Indenture, dated as of October 20, 2006, the Third Supplemental Indenture, dated as of July 9, 2007, the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”), dated as of August 1, 2007, and the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”), dated as of August 7, 2007 (as amended or supplemented from time to time, the “Indenture”), between the Issuer and U.S. Bank National Association, as trustee (including any successor appointed in accordance with the terms of the Indenture, the “Trustee”). The Indenture also provides for the issuance of Class A Notes, PIK Notes and, after the Class A Note Payoff Date, Class C Notes. All capitalized terms used in this Note and not defined herein shall have the respective meanings assigned to such terms in the Indenture. Reference is made to the Indenture and all indentures supplemental thereto for a statement of the respective rights and obligations thereunder of the Issuer, the Trustee, the Class A Noteholders, the Class B Noteholders and the Class C Noteholders, if any. This Class B Note is subject to all terms of the Indenture.

The Issuer will pay the Outstanding Principal Balance of this Class B Note on or prior to the Final Maturity Date on the Payment Dates and in the amounts specified in the Indenture, subject to the availability of the Available Collections Amount therefor after making payments entitled to priority under Section 3.07 of the Indenture.

The Issuer may redeem all or part of the Outstanding Principal Balance of this Class B Note prior to the Final Maturity Date on the Payment Dates, in the amounts and under the circumstances specified in the Indenture.

Any amount of Premium or interest on this Class B Note that is not paid when due shall, to the fullest extent permitted by applicable law, bear interest (“Additional Interest”) at an interest rate per annum equal to the Stated Interest Rate from the date when due until such amount is paid or duly provided for, compounded quarterly and payable on the next succeeding Payment Date, subject to the availability of the Available Collections Amount therefor after making payments entitled to priority under Section 3.07 of the Indenture.

The indebtedness evidenced by the Class B Notes is, to the extent and in the manner provided in the Indenture, subordinate in right of payment to the right of payment of the Class A Notes and senior in right of payment to the right of payment of the Class C Notes, if any, and this Class B Note is issued subject to such provisions. The maturity of this Class B Note is subject to acceleration upon the occurrence and during the continuance of the Events of Default specified in the Indenture; provided that payment on the Class B Notes is subject to the prior right of payment of the Class A Notes.

This Class B Note is and will be secured by the collateral pledged as security therefor as provided in the Indenture.

Subject to and in accordance with the terms of the Indenture, there will be distributed quarterly on each Payment Date commencing on September 30, 2007, to the Person in whose name this Class B Note is registered at the close of business on the Record Date with respect to such Payment Date, in the manner specified in Section 3.07 of the Indenture, such Person’s pro rata share (based on the aggregate percentage of the Outstanding Principal Balance of the Class B Notes held by such Person) of the aggregate amount distributable to all Holders of Class B Notes on such Payment Date.

All amounts payable in respect of this Class B Note (except for the issuance of PIK Notes as payment of interest) shall be payable in U.S. dollars in the manner provided in the Indenture to the Noteholder hereof on the Record Date relating to such payment. The final payment with respect to this Class B Note, however, shall be made only upon presentation and surrender of this Class B Note by the Noteholder or its agent at the Corporate Trust Office or agency of the Trustee or Paying Agent specified in the notice given by the Trustee or Paying Agent with respect to such final payment. At such time, if any, as this Class B Note is issued in the form of one or more Definitive Notes, payments on a Payment Date shall be made by check mailed to each Noteholder of such a Definitive Note on the applicable Record Date at its address appearing on the Register maintained with respect to the Class B Notes. Alternatively, upon application in writing to the Trustee, not later than the applicable Record Date, by a Noteholder, any such payments shall be made by wire transfer to an account designated by such Noteholder at a financial institution in New York, New York. The final payment with respect to any such Definitive Note, however, shall be made only upon presentation and surrender of such Definitive Note by the Noteholder or its agent at the Corporate Trust Office or agency of the Trustee or Paying Agent specified in the notice of such final payment given by the Trustee or Paying Agent. Notwithstanding the foregoing, payments in respect of this Note issued in the form of a Global Note (including principal, Premium, if any, and interest) shall be made to Noteholders in accordance with the payment procedures specified by DTC. Payments of interest in the form of PIK Notes in respect of this Note issued in the form of a Global Note shall be effected by the Trustee’s notation of an increase in the Outstanding Principal Balance of this Note as set forth on Schedule I hereto and through the book-entry procedures of DTC. Payments of interest in the form of PIK Notes in respect of this Note issued in the form of a Definitive Note shall be made through the issuance of definitive PIK Notes by the Trustee to the Noteholder on the applicable Record Date at its address appearing on the Register maintained with respect to this Note. Any reduction in the Outstanding Principal Balance of this Class B Note (or any one or more predecessor Class B Notes) effected by any payments made on any Payment Date shall be binding upon all future Holders of this Class B Note and of any Class B Note issued upon the registration of transfer of, in exchange or in lieu of or upon the refinancing of this Class B Note, whether or not noted hereon.

The Holder of this Class B Note agrees, by acceptance hereof, to pay over to the Trustee any money (including principal, Premium and interest) paid to it in respect of this Note in the event that the Trustee, acting in good faith, determines subsequently that such monies were not paid in accordance with the priority of payment provisions of the Indenture or as a result of any other mistake of fact or law on the part of the Trustee in making such payment. Each Holder and Beneficial Owner of this Class B Note agrees, by acceptance hereof, to the following amendment and restatement of Section 5.01(c) of the LLC Operating Agreement, which amendment shall become effective upon and after the Class A Note Payoff Date (as defined in the Fourth Supplemental Indenture):

“(c) Create, incur or assume or in any manner become liable in respect of any indebtedness other than indebtedness under the Indenture (as amended or supplemented from time to time in accordance with the terms thereof) and accounts payable and expense accruals incurred in the ordinary course of business and which are incident to the single business purpose of the Company as stated in Section 1.04; or”.

The Issuer has agreed to be bound by one or more covenants not set forth in the Indenture, with which the failure to comply will result in an Event of Default under the Indenture.

This Class B Note is issuable only in registered form. A Holder may transfer this Note only by delivery of a written application to the Registrar stating the name of the proposed transferee, a Confidentiality Agreement duly executed by such transferee and by otherwise complying with the terms of the Indenture. No such transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Registrar in the Register. When this Class B Note is presented to the Registrar with a request to register the transfer or to exchange it for an equal principal amount of Class B Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transactions are met (including, in the case of a transfer, that such Note is duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Trustee and Registrar duly executed by the Holder thereof or by an attorney who is authorized in writing to act on behalf of the Holder and that the transferee has executed and delivered a Confidentiality Agreement to the Issuer). No service charge shall be made for any registration of transfer or exchange of this Class B Note, but the party requesting such new Note or Notes may be required to pay a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Prior to the registration of transfer of this Class B Note, the Issuer and the Trustee may deem and treat the Person in whose name this Class B Note (as of the day of determination or as of such other date as may be specified in the Indenture) is registered as the absolute owner and Holder hereof for the purpose of receiving payment of all amounts payable with respect to this Class B Note and for all other purposes, and neither the Issuer nor the Trustee shall be affected by notice to the contrary.

The Indenture permits the amendment or modification of the Indenture and the Class B Notes by the Issuer with the consent of the Holders of a majority of the Outstanding Principal Balance of all Notes on the date of any vote of such Holders (voting as a single class); provided that, without the consent of Holders of one hundred percent (100%) of the Outstanding Principal Balance of the class of Notes affected thereby, no such amendment may (i) reduce the percentage of Holders of any such class of Notes required to take or approve any action hereunder; (ii) change the amount or the time of payment of any amount owing or payable with respect to any such class of Notes or change the rate or manner of calculation of interest payable with respect to any such class of Notes; (iii) alter or modify the provisions with respect to the Collateral for the Notes or the manner of payment or the order of priorities in which payments or distributions hereunder will be made as between the Holders of such Notes and the Issuer; or (iv) consent to any assignment of the Issuer’s rights to a party other than the Trustee for the benefit of the Noteholders. Any such amendment or modification shall be binding on every Holder hereof, whether or not notation thereof is made upon this Class B Note. The Indenture also permits the Trustee to agree, without the consent of any Noteholder, among other things, to cure any ambiguity in, correct or supplement any defective or inconsistent provision of, or add to or modify any other provisions and agreements in, the Indenture or any other Related Document, in a manner that will not, in the judgment of the Trustee, materially adversely affect the interests of the Holders of the Notes.

The subordination provisions contained in Section 3.07 and Article X of the Indenture may not be amended or modified without the consent of each Noteholder of the class affected thereby.

The Indenture also contains provisions permitting the Holders of Notes representing a majority of the Outstanding Principal Balance of the Senior Class of Notes, on behalf of the Holders of all of the Class B Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon all present and future Holders of this Class B Note and of any Class B Note issued upon the registration of transfer of, in exchange or in lieu of or upon the refinancing of this Class B Note, whether or not notation of such consent or waiver is made upon this Class B Note.

The term “Issuer” as used in this Class B Note includes any successor to the Issuer under the Indenture.

The Issuer is permitted by the Indenture, under certain circumstances, to merge or consolidate, subject to the rights of the Trustee and the Holders of Notes under the Indenture.

The Class B Notes are issuable only in registered form in denominations as provided in the Indenture, subject to certain limitations therein set forth.

This Class B Note shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance.

Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual or facsimile signature, this Class B Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Class B Note to be signed manually or by facsimile by its duly authorized Manager.

Date:	CINACALCET ROYALTY SUB LLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This Class B Note is one of the Secured 15.5% Class B Notes due 2017 designated above and referred to in the within-mentioned indenture.

Date:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:
Authorized Signatory

FORM OF TRANSFER NOTICE

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                               attorney to transfer said Note on the books of the Issuer with full power of substitution in the premises.

Date:	[Signature of Transferor]

NOTE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

[THE FOLLOWING PROVISIONS TO BE

INCLUDED ON ALL NOTES OTHER THAN

PERMANENT REGULATION S GLOBAL NOTES]

In connection with any transfer of this Note occurring prior to the date which is the end of the period referred to in Rule 144(k) under the Securities Act, the undersigned confirms that without utilizing any general solicitation or general advertising that:

[Check One]

☐ (a) this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933 provided by Rule 144A thereunder.

or

☐ (b) this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If none of the foregoing boxes is checked, the Trustee or other Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.11 of the Indenture shall have been satisfied.

Date:	NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933 and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

NOTICE: to be executed by an executive officer

Schedule I

CINACALCET ROYALTY SUB LLC

Secured 15.5% Class B Note due 2017

No.

Date	Principal Amount	Notation Explaining Principal Amount Recorded	Authorized Signature of Trustee or Custodian

EXHIBIT H

FORM OF DISTRIBUTION REPORT FOR CLASS B NOTES

(i)	With respect to each Payment Date, (A) the balances on deposit in the Collection Account and any other Account established under the Indenture on the Calculation Date immediately preceding the prior Payment Date (or, with respect to the first Payment Date, on the date of issuance of the Class B Notes) (the “Preceding Calculation Date”), (B) the aggregate amounts of deposits into and withdrawals from the Collection Account and any other Account established under the Indenture from but excluding the Preceding Calculation Date to and including the Calculation Date immediately preceding the Payment Date (the “Current Calculation Date”) and (C) the balances on deposit in the Collection Account and any other Account established under the Indenture on the Current Calculation Date.

(ii)	Analysis of Collection Account Activity Balance from the Preceding Calculation Date to the Current Calculation Date

—	Collections during period

—	Aggregate Note payments

—	Expenses payable on the Current Calculation Date (“Current Expenses”)

Balance on Current Calculation Date

Analysis of current Payment Date distributions

(iii)	Payments on each class of Notes on current Payment Date

—	Current Expenses

—	Interest Amount on each class of Notes

—	Additional Interest, if any

—	Opening Outstanding Principal Balance

—	Total Principal Payments

—	Total Premium

—	Closing Outstanding Principal Balance (including additions to reflect the issuance of any PIK Notes as of the current Payment Date)

(iv)	A comparison of the actual amortization of the Class B Notes to the Base Case Amortization Schedule in respect of the Class B Notes as of such Payment Date

EXHIBIT N-1

FORM OF INITIAL CONFIDENTIALITY AGREEMENT FOR CLASS B NOTES

No.

CINACALCET ROYALTY SUB LLC

c/o NPS Pharmaceuticals, Inc.

300 Interpace Parkway, Building B

Parsippany, New Jersey 07054

                    , 2007

CONFIDENTIALITY AGREEMENT

In connection with your possible interest in the purchase from Cinacalcet Royalty Sub LLC, a Delaware limited liability company (“we” or the “Company”), of its Cinacalcet Pharmaceutical Royalty Monetization AssetSM (PhaRMASM) Secured Class B Notes due 2017 (the “Transaction”), you have requested that we or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or similar persons (collectively, “our Representatives”) furnish you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or similar persons (collectively, “your Representatives”) with certain information relating to the Company and the Transaction. All such information (whether written or oral, and whether tangible or electronic) furnished on or after the date hereof by us or our Representatives to you or your Representatives and any materials containing, based on or derived from any such information (including, without limitation, any financial models or other analyses, compilations, forecasts, studies or other documents based thereon) prepared by you or your Representatives in connection with your or your Representatives’ review of, or your interest in, the Transaction is hereinafter referred to as the “Information”. The term Information also includes all confidential and proprietary information of Amgen Inc. (“Amgen”) related to that certain Development and License Agreement by and between NPS Pharmaceuticals, Inc. (“NPS”) and Amgen effective as of December 27, 1995 (as amended, the “License Agreement”), including but not limited to product sales and royalties paid under the License Agreement, the business and operations of Amgen, Amgen finances and such other information relating thereto as may be provided by us, our Representatives, NPS or Amgen (“Amgen Information”). Neither the term Information nor the term Amgen Information, however, shall include information that (i) is already known by you (as evidenced by your contemporaneous written records) at the time such information is disclosed, (ii) is generally available to the public or otherwise part of the public domain, at the time such information is disclosed, (iii) becomes generally available to the public or otherwise part of the public domain, after the time such information is disclosed other than as a result of a disclosure by you or your Representatives or (iv) is obtained by you from another source without breach of such source’s obligations of confidentiality to us, NPS or Amgen.

As a condition to receiving the Information, you hereby agree as follows:

1.

You and your Representatives hereby agree (i) to keep the Information confidential, (ii) that the Information will be used solely for the purpose of evaluating, entering into, monitoring or enforcing the Transaction and (iii) not to, without our prior written consent, disclose any Information in any manner whatsoever; provided, however, that you may reveal the Information to (a) your Representatives who need to know the Information for the purpose of evaluating, entering into, monitoring or enforcing

N-1-1

the Transaction or (b) third parties in order to comply with any applicable law, rule, regulation or legal process or pursuant to requests of governmental authorities or regulatory agencies having oversight over you or your Representatives, and only after compliance with paragraph 3 below; provided that all of such persons listed in clause (a) above shall agree to keep such information confidential, and only to use such information, on substantially the same terms as the terms you are subject to, and, provided, further, that you shall be wholly responsible for the full compliance of such confidentiality agreement by any of the persons listed in clause (a) above to which you disclosed Information. Notwithstanding and without limitation of the foregoing, you and your Representatives agree not to reveal Information to advisors who are principally engaged in the business of investment banking, capital markets or securitization of financial assets without our prior written consent.

2.	You and your Representatives agree, whether or not the Transaction is consummated, not to (except as required by applicable law, rule, regulation or legal process or pursuant to requests of governmental authorities or regulatory agencies having oversight over you or your Representatives, and only after compliance with paragraph 3 below), without our prior written consent, disclose to any person the fact that the Information or the Transaction exists or has been made available, that we are considering the Transaction, that you are considering the Transaction, or that discussions or negotiations are taking or have taken place concerning the Transaction or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof.

3.	In the event that you or any of your Representatives are required by applicable law, rule, regulation or legal process or pursuant to requests of governmental authorities or regulatory agencies having oversight over you or your Representatives to disclose any of the Information, you agree to use all commercially reasonable efforts to give reasonable prior written notice to us and, with respect to the Amgen Information, you will give reasonable prior written notice to Amgen in each case promptly so that we or Amgen are afforded a full and fair opportunity to seek, at the sole expense of Amgen or us, a protective order or other appropriate remedy, and appeal from any denial thereof, and you agree to cooperate reasonably with Amgen or us in seeking such order and securing confidential treatment for any Information to be disclosed, or, in the sole discretion of us or Amgen, waive compliance with the terms of this Confidentiality Agreement. In the event that no such protective order or other remedy is obtained, or that we or Amgen, as applicable, does not waive compliance with the terms of this Confidentiality Agreement or you disclose any Information prior to giving us and Amgen the notice referred to above, you agree to furnish only that portion of the Information that you are advised by counsel (which may be internal counsel) is legally required and will exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information. You represent and warrant to us and Amgen that you are not aware of any applicable law, regulation or legal process that you reasonably foresee will require the disclosure of Information, other than to you as permitted hereunder and pursuant to the terms hereof.

4.

If you determine not to proceed with the Transaction or you cease to have an interest arising from the Transaction, you will promptly inform our Representative, Morgan Stanley & Co. Incorporated (“Morgan Stanley”), of that decision or event and, in that case, and at any time upon our request or the request of any of our Representatives, you and your Representatives agree to (i) promptly deliver to us all copies of the Information in your possession (except as described in the following proviso), (ii) promptly destroy all copies of any written Information (whether in tangible or electronic form, or otherwise) that you and your Representatives have created, including, without limitation, any notes you have taken on any discussions with us or our Representatives (provided in each case that an appropriate person within your organization may retain copies of the Information,

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subject to the provisions of this Confidentiality Agreement, if required to comply with your internal record retention policies or regulatory considerations, in which case, regardless of paragraph 14 below, the confidentiality provisions of this Confidentiality Agreement will continue to apply to such Information for so long as it is retained by such person or any other of your Representatives) and (iii) certify in writing (including, without limitation, via e-mail) that clauses (i) and (ii) above have been complied with. Any oral Information will continue to be subject to the terms of this Confidentiality Agreement.

5.	You acknowledge that none of Amgen or Morgan Stanley or any of their respective affiliates, we or our other Representatives or any of our or their respective officers, directors, managers, members, partners, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive written agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein. You agree that you acquire no rights against Amgen or any agent, director, employee, officer or representative of Amgen (together with Amgen, the “Amgen Representatives”) as a result of the disclosure of Information to you or your Representatives and that no Amgen Representative has any duty, responsibility, liability or obligation to you as a result of such disclosure.

6.	You acknowledge that you are aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities of an issuer or an affiliate or controlling person of the issuer (such as, in our case, NPS) while in possession of material, non-public information and on the communication of such information to any other person. You represent that you maintain effective internal procedures with respect to maintaining the confidentiality and use of the Information and that you will not use the Information for any purpose in violation of United States securities laws or any other applicable laws.

7.	You agree that (i) we reserve the right, in our sole discretion, to change the terms of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals or offers made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (ii) unless and until a definitive written agreement concerning the Transaction has been executed, we will not have any liability to you with respect to the Transaction, whether by virtue of this Confidentiality Agreement, any other written or oral expression with respect to the Transaction or otherwise.

8.	You acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this Confidentiality Agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to us, you agree to permit us to seek the granting of injunctive relief in our favor without proof of actual damages. In the event of litigation relating to this Confidentiality Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that this Confidentiality Agreement has been breached by you or your Representatives, then you will reimburse the Company for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

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9.	You acknowledge and agree that each of NPS and Amgen is a third party beneficiary of this Confidentiality Agreement and shall have the right to enforce any provision of this Confidentiality Agreement.

10.	You agree that (i) neither party to the License Agreement expressly or impliedly waives any of its rights, whether contractual or otherwise, that such party has or may have under or in connection with the License Agreement or otherwise with respect to you and (ii) no failure or delay by us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11.	This Confidentiality Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.	This Confidentiality Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof (other than the provisions of Section 5-1401 of the General Obligations Law of the State of New York).

13.	This Confidentiality Agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no modifications of this Confidentiality Agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us and, with respect to Amgen Information, Amgen.

14.	This Confidentiality Agreement will terminate (i) if you do not proceed with the Transaction, 24 months after the date hereof, and (ii) if you do proceed with the Transaction, 24 months from the date you cease to have an interest arising from the Transaction, whether through a sale of your interest, the maturity or repayment of your interest or otherwise; provided, however, that, in respect solely of restrictions herein concerning maintaining the confidentiality of Information that is Amgen Information (and not otherwise excluded from restriction by the last sentence of the first paragraph of this Confidentiality Agreement), this Confidentiality Agreement will terminate five years after the expiration or termination of the License Agreement.

15.	You hereby represent and warrant that you are not, and you are not an affiliate of any entity that is, in the business of developing, manufacturing or marketing pharmaceutical or diagnostic products.

16.	If you propose to purchase, transfer, sell or otherwise dispose of any of your interest at any time, you agree to (i) abide by any transfer restrictions described in the offering documentation to be used in connection with the Transaction, (ii) inform any proposed transferee of such interest of any such transfer restrictions, including, without limitation, any requirement that such proposed transferee enter into a resale confidentiality agreement with the Company, and (iii) not furnish any Information to such proposed transferee. The Company shall be responsible for the delivery of all Information to any such prospective transferee following execution by such prospective transferee of an appropriate resale confidentiality agreement with the Company.

17.	This Confidentiality Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

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Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Confidentiality Agreement enclosed herewith.

Very truly yours,

CINACALCET ROYALTY SUB LLC

By:
Name:
Title:

Accepted and agreed as of the date first written above:

[Please insert prospective purchaser’s name on line above]

By:
Name:
Title:
Address:

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EXHIBIT N-2

FORM OF RESALE CONFIDENTIALITY AGREEMENT FOR CLASS B NOTES

No.

Cinacalcet Royalty Sub LLC

c/o NPS Pharmaceuticals, Inc.

300 Interpace Parkway, Building B

Parsippany, New Jersey 07054

                    , 20

RESALE CONFIDENTIALITY AGREEMENT

In connection with our possible interest in the purchase of the Cinacalcet Pharmaceutical Royalty Monetization AssetSM (PhaRMASM) Secured 15.5% Class B Notes due 2017 (the “Notes”) issued by Cinacalcet Royalty Sub LLC, a Delaware limited liability company (“you” or the “Company”) (the “Transaction”), we have requested a copy of the Private Placement Memorandum, dated July 31, 2007, relating to the Notes (the “Private Placement Memorandum”). In addition to receiving the Private Placement Memorandum, we may also request that you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or similar persons (collectively, “your Representatives”) furnish us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or similar persons (collectively, “our Representatives”) with certain information relating to the Company and the Transaction. All such information (whether written or oral, and whether tangible or electronic) furnished on or after the date hereof by you or your Representatives to us or our Representatives, including, without limitation, the Private Placement Memorandum, and any materials containing, based on or derived from any such information (including, without limitation, any financial models or other analyses, compilations, forecasts, studies or other documents based thereon) prepared by us or our Representatives in connection with our or our Representatives’ review of, or our interest in, the Transaction is hereinafter referred to as the “Information”. The term Information also includes all confidential and proprietary information of Amgen Inc. (“Amgen”) related to that certain Development and License Agreement by and between NPS Pharmaceuticals, Inc. (“NPS”) and Amgen effective as of December 27, 1995 (as amended, the “License Agreement”), including but not limited to product sales and royalties paid under the License Agreement, the business and operations of Amgen, Amgen finances and such other information relating thereto as may be provided by you, your Representatives, NPS or Amgen (“Amgen Information”). Neither the term Information nor the term Amgen Information, however, shall include information that (i) is already known by us (as evidenced by our contemporaneous written records) at the time such information is disclosed unless such information was disclosed to us under a confidentiality agreement with you that was entered into in connection with our earlier consideration of the Notes, (ii) is generally available to the public or otherwise part of the public domain, at the time such information is disclosed, (iii) becomes generally available to the public or otherwise part of the public domain, after the time such information is disclosed other than as a result of a disclosure by us or our Representatives or (iv) is obtained by us from another source without breach of such source’s obligations of confidentiality to you, NPS or Amgen.

As a condition to receiving the Information, we hereby agree as follows:

1. We and our Representatives hereby agree (i) to keep the Information confidential, (ii) that the Information will be used solely for the purpose of evaluating, entering into, monitoring or enforcing the Transaction and (iii) not to, without your prior written consent, disclose any Information in any manner whatsoever; provided, however, that we may reveal the Information to (a) our Representatives who need to know the Information for the purpose of evaluating, entering into, monitoring or enforcing the Transaction or (b) third parties in order to comply with any applicable law, rule, regulation or legal process or pursuant to requests of governmental authorities or regulatory agencies having oversight over us or our Representatives, and only after compliance with paragraph 3 below; provided that all of such persons listed in clause (a) above shall agree to keep such information confidential, and only to use such information, on substantially the same terms as the terms we are subject to, and, provided, further, that we shall be wholly responsible for the full compliance of such confidentiality agreement by any of the persons listed in clause (a) above to which we disclosed Information. Notwithstanding and without limitation of the foregoing, we and our Representatives agree not to reveal Information to advisors who are principally engaged in the business of investment banking, capital markets or securitization of financial assets without your prior written consent.

2. We and our Representatives agree, whether or not the Transaction is consummated, not to (except as required by applicable law, rule, regulation or legal process or pursuant to requests of governmental authorities or regulatory agencies having oversight over us or our Representatives, and only after compliance with paragraph 3 below), without your prior written consent, disclose to any person the fact that the Information or the Transaction exists or has been made available, that we are considering the Transaction, or that discussions or negotiations are taking or have taken place concerning the Transaction or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof.

3. In the event that we or any of our Representatives are required by applicable law, rule, regulation or legal process or pursuant to requests of governmental authorities or regulatory agencies having oversight over us or our Representatives to disclose any of the Information, we agree to use all commercially reasonable efforts to give reasonable prior written notice to you and, with respect to the Amgen Information, we will give reasonable prior written notice to Amgen in each case promptly so that you or Amgen are afforded a full and fair opportunity to seek, at the sole expense of you or Amgen, a protective order or other appropriate remedy, and appeal from any denial thereof, and we agree to cooperate reasonably with Amgen or you in seeking such order and securing confidential treatment for any Information to be disclosed, or, in the sole discretion of you or Amgen, waive compliance with the terms of this Resale Confidentiality Agreement. In the event that no such protective order or other remedy is obtained, or that you or Amgen, as applicable, does not waive compliance with the terms of this Resale Confidentiality Agreement or we disclose any Information prior to giving you and Amgen the notice referred to above, we agree to furnish only that portion of the Information that we are advised by counsel (which may be internal counsel) is legally required and will exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information. We represent and warrant to you and Amgen that we are not aware of any applicable law, regulation or legal process that we reasonably foresee will require the disclosure of Information, other than to us as permitted hereunder and pursuant to the terms hereof.

4. If we determine not to proceed with the Transaction or we cease to have an interest arising from the Transaction, we will promptly inform you of that decision or event and, in that case, and at any time upon your request or the request of any of your Representatives, we and our Representatives agree to (i) promptly deliver to you all copies of the Information in our possession (except as described in the following proviso), (ii) promptly destroy all copies of any written Information (whether in tangible or electronic form, or otherwise) that we and our Representatives have created, including, without limitation, any notes we have taken on any discussions with you or your Representatives (provided in each case that an appropriate person within our organization may retain copies of the Information, subject to the provisions of this Resale Confidentiality Agreement, if required to comply with our internal record retention policies or regulatory considerations, in which case, regardless of paragraph 13 below, the confidentiality provisions of this Resale Confidentiality Agreement will continue to apply to such Information for so long as it is retained by such person or any other of our Representatives) and (iii) certify in writing (including, without limitation, via e-mail) that clauses (i) and (ii) above have been complied with. Any oral Information will continue to be subject to the terms of this Resale Confidentiality Agreement.

5. We acknowledge that you have not updated, and have no obligation to update, the Private Placement Memorandum in any respect for events, developments or circumstances (including, without limitation, the level of royalty payments for Cinacalcet HCl or the sales of Cinacalcet HCl compared to the sales forecasts contained in the Independent Consultant’s Report included as Appendix A to the Private Placement Memorandum). We further acknowledge that none of you or any of your Representatives, Amgen or any of your or their respective officers, directors, managers, members, partners, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and we agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. We further agree that we are not entitled to rely on the accuracy or completeness of the Information. We agree that we acquire no rights against Amgen or any agent, director, employee, officer or representative of Amgen (together with Amgen, the “Amgen Representatives”) as a result of the disclosure of Information to us or our Representatives and that no Amgen Representative has any duty, responsibility, liability or obligation to us as a result of such disclosure.

6. We acknowledge that we are aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities of an issuer or an affiliate or controlling person of the issuer (such as, in your case, NPS) while in possession of material, non-public information and on the communication of such information to any other person. We represent that we maintain effective internal procedures with respect to maintaining the confidentiality and use of the Information and that we will not use the Information for any purpose in violation of United States securities laws or any other applicable laws. We further represent that we are a qualified institutional buyer (as defined in Rule 144A under the Securities Act of 1933, as amended) or an institutional accredited investor (as defined in subparagraph (a) (1), (2), (3) or (7) of Rule 501 under the Securities Act of 1933, as amended).

7. We acknowledge that remedies at law may be inadequate to protect you against any actual or threatened breach of this Resale Confidentiality Agreement by us or our Representatives, and, without prejudice to any other rights and remedies otherwise available to you, we agree to permit you to seek the granting of injunctive relief in your favor without proof of actual damages. In the event of litigation relating to this Confidentiality Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that this Confidentiality Agreement has been breached by us or our Representatives, then we will reimburse the Company for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

8. We acknowledge and agree that each of NPS and Amgen is a third party beneficiary of this Resale Confidentiality Agreement and shall have the right to enforce any provision of this Resale Confidentiality Agreement.

9. We agree that (i) neither party to the License Agreement expressly or impliedly waives any of its rights, whether contractual or otherwise, that such party has or may have under or in connection with the License Agreement or otherwise with respect to us and (ii) no failure or delay by you in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10. This Resale Confidentiality Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11. This Resale Confidentiality Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof (other than the provisions of Section 5-1401 of the General Obligations Law of the State of New York).

12. This Resale Confidentiality Agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no modifications of this Resale Confidentiality Agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us and, with respect to Amgen Information, Amgen.

13. This Resale Confidentiality Agreement will terminate (i) if we do not proceed with the Transaction, 24 months after the date hereof, and (ii) if we do proceed with the Transaction, 24 months from the date we cease to have an interest arising from the Transaction, whether through a sale of our interest, the maturity or repayment of our interest or otherwise; provided, however, that, in respect solely of restrictions herein concerning maintaining the confidentiality of Information that is Amgen Information (and not otherwise excluded from restriction by the last sentence of the first paragraph of this Confidentiality Agreement), this Confidentiality Agreement will terminate five years after the expiration or termination of the License Agreement.

14. We hereby represent and warrant that we are not, and we are not an affiliate of any entity that is, in the business of developing, manufacturing or marketing pharmaceutical or diagnostic products.

15. If we propose to purchase, transfer, sell or otherwise dispose of any of our interest at any time, we agree to (i) abide by any transfer restrictions described in the Private Placement Memorandum, (ii) inform any proposed transferee of such interest of any such transfer restrictions, including, without limitation, any requirement that such proposed transferee enter into a resale confidentiality agreement with the Company, and (iii) not furnish any Information to such proposed transferee. The Company shall be responsible for the delivery of all Information to any such prospective transferee following execution by such prospective transferee of an appropriate resale confidentiality agreement with the Company.

16. This Resale Confidentiality Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Resale Confidentiality Agreement enclosed herewith.

Very truly yours,

[Please insert prospective purchaser’s name on line above]

By:
Name:
Title:
Address:

Accepted and agreed as of the date first written above:

CINACALCET ROYALTY SUB LLC

By:
Name:
Title

APPENDIX A

BASE CASE AMORTIZATION SCHEDULE

Payment Date	Principal Payment	Remaining Notes Balance
		$100,000,000
September 30, 2007	$0	$102,281,944
December 30, 2007	$0	$106,245,370
March 30, 2008	$0	$110,362,378
June 30, 2008	$0	$114,638,920
September 30, 2008	$0	$119,081,178
December 30, 2008	$0	$123,695,574
March 30, 2009	$0	$128,488,777
June 30, 2009	$0	$133,467,717
September 30, 2009	$0	$138,639,591
December 30, 2009	$0	$144,011,876
March 30, 2010	$0	$149,592,336
June 30, 2010	$0	$155,389,039
September 30, 2010	$0	$161,410,364
December 30, 2010	$0	$167,665,016
March 30, 2011	$15,369,120	$152,295,896
June 30, 2011	$17,485,913	$134,809,983
September 30, 2011	$23,994,027	$110,815,956
December 30, 2011	$23,139,966	$87,675,990
March 30, 2012	$24,605,356	$63,070,634
June 30, 2012	$29,353,168	$33,717,465
September 30, 2012	$31,125,890	$2,591,576
December 30, 2012	$2,591,576	$0